EXHIBIT 99.1

ONYX PHARMACEUTICALS NAMES THOMAS G. WIGGANS TO ITS BOARD

EMERYVILLE, CALIF. — Mar. 10, 2005

Contact:
Julie Wood
510-597-6505

Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported that Thomas G. Wiggans has been appointed to the company’s Board of Directors and will serve as a member of its audit committee. The company also announced that George A. Scangos, Ph.D. has resigned his seat on the Board.

“I have had the privilege of working with Tom on the Board of BIO. On those occasions, I have always been impressed with his ability to quickly identify the most critical issues, to provide strategic insights and to propose creative business solutions,” said Hollings C. Renton, Onyx’s president and chief executive officer. “Onyx will certainly take advantage of his extensive commercial experience as we prepare for the possible market launch of our first product next year. Tom will nicely complement the talents of our existing board members, and, on behalf the entire board, it’s a pleasure to welcome Tom.”

Since 1994, Mr. Wiggans has been the Chief Executive Officer of Connetics Corporation, a biotechnology company. During the majority of that time, he also served as President. Prior to Connetics, Mr. Wiggans was President and Chief Operating Officer of CytoTherapeutics, Inc., a biotechnology company. Earlier in his career, Mr. Wiggans served in various positions at Ares-Serono Group, including as President of its U.S. pharmaceutical operations and as Managing Director of its U.K. pharmaceutical operations. Before joining Ares-Serono, he held sales and marketing positions with Eli Lilly and Company. Mr. Wiggans also serves on the boards of Connetics Corporation and Abgenix, Inc. In addition, he is a director of the Biotechnology Industry Organization (BIO), and serves as a member of its Executive Committee and its Emerging Company Section. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

“George Scangos has been an active and valuable board member,” stated Mr. Renton. “His strategic judgment and his appreciation of the unique challenges facing small development-stage companies has been a welcome and useful perspective. Though I regret George’s departure, the combination of Exelixis’ broadening cancer initiatives and the advancing state of our clinical development program, make this an ideal time to effect this change.”

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.